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                                                                    EXHIBIT 99.2

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

ESOPUS CREEK VALUE LP, BLACK                             )
HORSE CAPITAL, LP, BLACK HORSE                           )
CAPITAL (QP) LP, and BLACK HORSE                         )
CAPITAL OFFSHORE LTD.,                                   )
                                                         )   C. A. No._______-N
                                    Plaintiffs,          )

         v.                                              )

MARK S. HAUF, JOHN CHALSTY, ALAN                         )
K. GREENE, LEONARD WHITE, CLARK                          )
A. JOHNSON, DAVID GALE, WAYNE                            )
HENDERSON, STUART SUBOTNICK, I.                          )
MARTIN POMPADUR, HAROLD F.                               )
PYLE, III, BRYCE D. ELLEDGE,                             )
NATALIA ALEXEEVA and                                     )
METROMEDIA INTERNATIONAL                                 )
GROUP, INC., a Delaware corporation,                     )

                                    Defendants,          )

                                    COMPLAINT

         1. Plaintiffs, holders of approximately 8.2% of the outstanding common stock of defendant Metromedia International Group, Inc. ("Metromedia" or the "Company"), bring this action individually to protect their voting rights by enjoining defendants from entering into a definitive agreement for the sale of the Company's stock of its subsidiary owning substantially all of the assets of the Company to a group of Middle Eastern and Central European investors (the "Offering Group"). Defendants have publicly disclosed that they have entered into a Letter of Intent (the "LOI") providing for execution of a definitive asset purchase agreement by early December 2006. Pursuant to the terms of the LOI and Metromedia's Form 8-K filings with the Securities and Exchange Commission, Metromedia intends, immediately upon entry into the definitive stock purchase agreement, to file a chapter 11 bankruptcy petition and liquidate the


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Company (the "Bankruptcy Sale"), This scheme is designed to avoid a stockholder vote pursuant to 8 Del. C. Section 271. It is also intended to avoid or render moot the right of Metromedia's common stockholders, including plaintiffs, to elect a majority of Metromedia's directors at a Court-ordered annual meeting Metromedia agreed to hold on December 15, 2006. In its announcement of the Bankruptcy Sale strategy, Metromedia indicated the execution of the sale agreement and the filing of the bankruptcy petition may occur in early December 2006, which is before the December 15, 2006 Annual Meeting of stockholders ordered by this Court on September 26, 2006. The LOI contemplates that negotiations for a definitive purchase agreement will end in mid-November 2006. Defendants have also entered into incentive bonus agreements, which motivate defendants to enter into a definitive purchase agreement as soon as possible and siphon millions of dollars of consideration to the defendants. The Company's common stockholders are at immediate risk because defendants may enter into a definitive sale agreement at any time.

         2. This is not the first time that Metromedia has sold substantial assets without stockholder approval. In January 2005, the Company issued a press release announcing a proposed merger of the Company in a deal that valued the entire enterprise at $300 million. In a February 9, 2005 press release, the Company announced it would hold a stockholders meeting to vote on the proposed merger. As with the currently planned Bankruptcy Sale, the proposed merger also provided for millions of dollars of transaction bonuses to the Company's management. After common stockholders objected, the Company restructured the transaction to provide for the sale of only the Company's local exchange carrier in St. Petersburg, Russia known as PeterStar, for $212 million. On March 23, 2005, the Company stated in a press release that the proposed sale of PeterStar would be subject to stockholder approval. A few months

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later, the Company reversed course and issued a press release dated July 8, 2005 stating that "[f]ollowing reexamination of its assets" the Company believed that stockholder approval of PeterStar was not legally required. The Company then proceeded to sell the PeterStar asset without a stockholder vote for $212 million (or two-thirds of the $300 million merger price proposed by the Company a few months earlier). Moreover, the Company paid the entire amount of the "transaction" bonuses to management including defendants Hauf, Pyle and Elledge based on the original $300 million merger price.

                                    PARTIES

         3. Plaintiff Esopus Creek Value L.P, ("Esopus") is a Delaware limited partnership having its principal place of business at 500 Fifth Avenue, Suite 2620, New York, New York 10110. Esopus is the beneficial owner of 2,530,000 shares, or approximately 2.7% of the issued and outstanding common stock of Metromedia. Esopus has nominated five candidates for election at the December 15, 2006 Court-ordered meeting of stockholders.

         4. Plaintiffs Black Horse Capital LP and Black Horse Capital (QP) LP are Delaware limited partnerships, and Black Horse Capital Offshore Ltd. is a Cayman Islands exempt company (collectively "Black Horse"). Black Horse beneficially owns 5,221,581 shares or 5.5% of the issued and outstanding common stock of Metromedia and approximately 185,082 shares of the issued and outstanding Preferred Stock of Metromedia,

         5. Defendant Metromedia is a Delaware corporation having its principal place of business at 8000 Tower Point Drive, Charlotte, North Carolina 28227. The registered agent of Metromedia in Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Defendant's business primarily consists of its subsidiary's ownership of interests in communications and media enterprises that operate in the

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Republic of Georgia and other European countries. Metromedia's preferred and common stock are publicly traded over the counter on the "pink sheets."

         6. Defendant Mark S. Hauf is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Based on the Company's Form 10-K for the year ended December 31, 2003, which was filed on May 26, 2004 and which is the Company's most recent Form 10-K, Hauf does not own any common stock of the Company. As explained in greater detail below, on October 1, 2006, Hauf entered into an incentive bonus agreement with Metromedia pursuant to which he will receive 3.2% of the gross proceeds of the sale (approximately $15.3 million) as a so-called "incentive bonus" if the Company enters a definitive agreement to effect the Bankruptcy Sale or other agreement to sell all or substantially all of its assets by January 31, 2007, and such transaction is ultimately consummated and the preferred stockholders are paid at least $68 per share. Moreover, the bonus is subject to a tax gross-up that may cost Metromedia's common stockholders additional millions. Hauf has also engaged in discussions with the Offering Group concerning his possible employment following the sale.

         7. Defendant John Chalsty has served as a director of the Company since March 2001 and is Chairman of its Nominating Committee. According to the Company's most recent Form 10-K, Chalsty is Chairman of Muirfield Capital Management, LLC. As of April 2004, Chalsty did not own any common stock outright although he did have exercisable options to acquire 57,500 shares of the Company's common stock.

         8. Defendant Alan K. Greene has served as a director of the Company since October 2002. Based on the Company's most recent Form 10-K, Greene is Chairman and Chief

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Operating Officer of Greene Rees Technologies, LLC. Greene is a member of the
Company's Compensation and Audit Committees. As of April 2004, Greene owned no common stock.

         9. Defendant Leonard White has served as a director of the Company since 1995. According to the Company's most recent Form 10-K, White is President and Chief Executive Officer of Rigel Enterprises, Inc., a management and private investment firm. White is Chairman of the Company's Compensation Committee and a member of the Audit Committee. As of April 2004, White beneficially owned 125,000 shares of the Company's common stock, which included underwater stock options to acquire 107,000 shares.

         10. Defendant Clark A. Johnson has served as a director of the Company since 1990. Johnson is Chairman of the Company's Audit Committee and a member of its Compensation and Nominating Committees. As of April 2004, Johnson beneficially owned 317,000 shares of common stock which included underwater stock options to acquire 142,500 shares.

         11. Defendant David Gale is a director of the Company. On information and belief, Gale was appointed to the board in June 2004 pursuant to an agreement between the Company and holders of the Company's 7.25% cumulative convertible preferred stock (the "Preferred Stock"). Based on a Form 3/A filed April 1, 2005, Gale's affiliate, Delta Dividend Group, owned 21,000 shares of Preferred Stock and 250 shares of common. Gale's spouse owned 10,000 shares of common stock.

         12. Defendant Wayne Henderson is a director of the Company. On information and belief, Henderson was appointed to the board in June 2004 pursuant to an agreement between the Company and holders of the Company's Preferred Stock.

         13. Defendant I. Martin Pompadur has served as a director of the Company since 1999. According to the Company's most recent Form 10-K, Pompadur is a senior officer at the

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News Corporation and a member of its Executive Management Committee. News
Corporation affiliates owned 9,136,744, or 9.7% of the Company's outstanding common stock. Pompadur is a member of the Company's Compensation Committee. As of April 2004, Pompadur beneficially owned 120,000 shares of the Company's common stock which included underwater stock options to acquire 100,000 shares.

         14. Defendant Stuart Subotnick has been a director of the Company since 1995. Subotnick served as President and Chief Executive Officer of the Company from 1996 until 2001 and was Vice Chairman of its board from 1995 until 2001. As of April 2004, Subotnick beneficially owned 18,050,994 shares of the Company's common stock. Of this amount, approximately 8 million shares were owned beneficially through Metromedia Company, a Delaware general partnership owned and controlled by Subotnick and Metromedia's founder and former Chairman, John Kluge. It also included approximately 9.5 million shares of common stock owned directly by a trust affiliated with Mr. Kluge which includes 200,000 shares of Preferred Stock. Metromedia Company provides tax, investor relations and legal consulting services to the Company for which it was paid $0.3 million and $0.8 million in 2003 and 2002, respectively, plus reimbursement of out of pocket expenses. Metromedia Company also licenses use of the Metromedia name to the Company.

         15. Defendant Harold F. Pyle, III is the Company's Executive Vice President of Finance, Chief Financial Officer and Treasurer. On October 1, 2006, Pyle entered into an incentive bonus agreement pursuant to which he will receive $1 million if a definitive agreement to effect the Bankruptcy Sale is executed by January 31, 2007 and is ultimately consummated and preferred stockholders are paid at least $68 per share.

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         16. Defendant Bryce D. Elledge is Vice President of Finance and Chief
Accounting Officer of the Company. Elledge will receive a transaction bonus of $233,000 plus one-half of his base salary upon consummation of the Bankruptcy Sale.

         17 Defendant Natalia Alexeeva is a Vice President, General Counsel and Secretary of the Company. She will receive a transaction bonus of one-half of her base salary upon consummation of the Bankruptcy Sale.

         18. According to the Company's most recent Form 10-K, during 2003 each director who was not employed by the Company or affiliated with Metromedia Company received a $2,000 monthly retainer and meeting attendance fees of $1,200 for each board meeting attended in person and $500 for each telephonic meeting. In connection with the Bankruptcy Sale, each of these directors will be paid a $100,000 bonus.

                                   BACKGROUND

         19. Metromedia has not held an annual meeting of stockholders since November 3, 2003. In addition, Metromedia has failed to file any required annual and quarterly reports, including financial statements, with the SEC for the last two years. On August 18, 2006, Esopus filed a complaint under 8 Del. C. Section 211 to compel an annual meeting of stockholders of Metromedia for the purpose of electing directors. In its complaint, Esopus sought an order pursuant to 8 Del.
C. Section 211(c), summarily compelling Metromedia to hold the required shareholders' meeting on a date certain, to be fixed by the Court, in accordance with Delaware law.

         20. On September 26, 2006, the parties executed and filed the Order which was entered by the Court on that date. In paragraph 1 of the Order, Metromedia agreed and the Court ordered that Metromedia shall hold its annual stockholders' meeting on December 15, 2006, in

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New York City, NY, with a record date of November 1, 2006. The Order further provides that all directorships shall be subject to election at the Annual Meeting and that all shares present at the meeting either in person or by proxy shall constitute a quorum. The Order also provides that neither the meeting date nor the record date can be changed without the prior consent of either Esopus or the Court.

         21. Esopus has nominated five candidates for the nine Metromedia directorships, two of which are elected by holders of Metromedia Preferred Stock. Thus, control of the board of directors is at stake at the Annual Meeting.

        METROMEDIA'S UNDISCLOSED PLANS TO AVOID THE ANNUAL MEETING
                  AND TO DISENFRANCHISE THE COMMON STOCKHOLDERS

         22. On October 2, 2006, less than a week after entry of the Order, Metromedia issued a press release announcing that on September 28, 2006 it had received an offer from an "Offering Group" to acquire the Company's stock interest in its subsidiary in the Republic of Georgia, which constitutes substantially all of the Company's assets (the "October 2 Press Release"). The October 2 Press Release, which was part of a filing that same date on Form 8-K with the SEC, stated that the Company and the Offering Group had executed a sixty-day exclusivity agreement.

         23. According to the October 2 Press Release, the Company expects to execute a binding purchase agreement and file a chapter 11 bankruptcy to effect the sale by early December 2006. The purchase agreement and bankruptcy filings may occur even earlier. According to the October 2 Press Release, management estimates that holders of the Company's common stock would likely receive approximately $1.60 per share and holders of Preferred Stock approximately $71.00 per share in the Bankruptcy Sale.

         24. As part of its 8-K filing, Metromedia included, among other things, a copy of the LOI signed by the Company's President and CEO, defendant Hauf, and dated September 28,

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2006, just two days after entry of the Order. The 8-K filing did not include any of the schedules to the LOI. The LOI makes clear that the asset sale is not subject to a vote of Metromedia's stockholders as required by 8 Del. C. Section 271 (a). Section 4 of the LOI, titled "Approvals" states as follows:

         We understand that execution of a definitive agreement in respect of the Acquisition is subject to approval by the Board of Directors of MIG and we have advised MIG and MIG has acknowledged that the execution of a definitive agreement in respect of the Acquisition will require the approval of the respective investment committees of Istithmar and Salford and the Board of Directors of ETV. We further understand that the consummation of the Acquisition is subject to the approval of the Court in the Wind-Up Case, to obtaining all material third party consents, if any, and obtaining any required material governmental consents, if any.

Notably, approval by the Metromedia stockholders is not a condition to closing the asset sale under the LOI. Given the detailed list of required consents, that omission is startling and leads any reasonable person to conclude that the defendants have purposely structured their transaction to disenfranchise stockholders.

         25. The LOI prohibits the Company from soliciting, initiating, facilitating or encouraging any inquiries or proposals with respect to the acquisition of the Company by any means. It also contains a broad "no talk" provision prohibiting the Company from negotiating, exploring or otherwise engaging in discussions with any person other than the Offering Group with respect to an acquisition proposal. Moreover, it gives the Offering Group the unilateral right to terminate the exclusivity provision for "cause," in which case the Company is obligated to pay the Offering Group its out of pocket expenses up to $1.5 million if the termination occurs in the first 30 days of the exclusivity period and $3 million if termination occurs between days 31 and 60 of the exclusivity period.

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         26. The LOI provides that "During the first 45 days following the execution by [Metromedia] of this letter, the [Offering] Group and [Metromedia] will negotiate in good faith a stock purchase agreement ... to be executed by Buyer and [Metromedia] in respect of the Acquisition." Thus, the LOI plainly contemplates execution of the purchase agreement and the filing of a chapter 11 petition well before the December 15 Annual Meeting.

         27. The LOI states:

         The Stock Purchase Agreement will also provide for the payment by [Metromedia] of a "break-up fee" of US $12 million (2.5% of the purchase price described under Section 1 of this letter) to the Buyer in the event that the Acquisition is not consummated for any reason other than a breach by the Buyer of the Stock Purchase Agreement.

         28. Metromedia's 8-K also disclosed for the first time that the Company had entered into bonus agreements providing for the payment of $100,000 to six non-management directors (defendants Chalsty, Greene, White, Johnson, Gale and Henderson) conditioned upon consummation of the Bankruptcy Sale scheme. Notably, however, payments to these non-management directors are conditioned only upon their being members of the board through execution of the definitive agreement, not consummation of the transaction, and payment to preferred stockholders of at least $68 per share. Thus, they have a self-interest in executing a definitive agreement as quickly as possible and prior to the December 15, 2006 stockholders' meeting.

         29. Metromedia's 8-K also disclosed it had entered into separate bonus agreements for senior management conditioned upon consummation of the Bankruptcy Sale scheme. The bonus agreements to senior management include a payment of 3.2% of the gross proceeds of the sale (or $15,360,000) to defendant Hauf, and $1 million to defendant Pyle. Defendant Elledge will receive $233,000 plus one-half of his annual base salary which, in 2003, was approximately

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$206,000. Defendant Alexeeva also stands to receive a substantial bonus on termination. As a result of these bonus incentives, management and the directors' personal financial interests are aligned with the liquidation and payment of at least the minimum $68 per-share consideration to the Preferred, not the common stockholders.

         30. Metromedia's 8-K also disclosed for the first time that the Company had entered into a lock-up, support and voting agreement with holders of approximately 80% of the Company's outstanding Preferred Stock, ensuring their support for the Bankruptcy Sale scheme (the "Preferred Lock-Up"). Under paragraph 1 of the Preferred Lock-Up, Metromedia and the holders of Preferred Stock have agreed to terms of a Term Sheet and the Preferred Lock-Up for a chapter 11 plan pursuant to which holders of Preferred Stock will receive $68.00 per share from net distributable cash of $420 million or less and one-half of any net distributable cash in excess of $420 million, allocated equally among the shares of Preferred Stock. The balance of the distributable cash will be allocated equally among the outstanding common shares but only after deducting all costs, expenses and liabilities of any nature incurred by Metromedia. The Company estimates that holders of Preferred Stock will receive approximately $71.00 per share while holders of common stock will receive approximately $1.60 per share. According to published reports, the payment to the preferred represents a 15% premium over the market price of the Preferred Stock. In contrast, the $1.60 per common share price represents a discount from the market prices at which the Company's common stock traded shortly before the October 2 announcement, even before deducting costs. That market price for the common is likely depressed because of the Company's failure to provide audited financial information for more than two years. In paragraphs 2 and 5 of the Preferred Lock-Up, the preferred holders agree to vote for and support the bankruptcy plan and against any alternative. Metromedia agrees in

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paragraph 4 of the Preferred Lock-Up that it will use its reasonable best efforts to have a disclosure statement and plan for the Bankruptcy Sale and liquidation approved by the bankruptcy court. Paragraph 11(f) provides that the Preferred Lock-Up is a legally valid, binding and enforceable agreement of Metromedia,

         31. Metromedia's stated intention to enter into the sale agreement and to immediately file for bankruptcy prior to the December 15, 2006 meeting date constitutes a violation of this Court's order that Metromedia "shall hold its annual stockholders' meeting on December 15." Therefore, the bankruptcy plan is intended to avert or moot the common stockholders' long overdue right to elect a majority of the board. Moreover, Metromedia is not insolvent and there is no economic justification for Metromedia to file for bankruptcy. The bankruptcy filing is designed to avoid the submission of the sale of the Metromedia subsidiary holding substantially all of Metromedia's valuable assets to approval by the common stockholders as required under 8 Del. C. Section 271,

         32. On October 10, 2006, Metromedia sent a letter to Black Horse (the "Black Horse Letter") which Metromedia filed with the SEC that same day. The Black Horse Letter purports to be from the Metromedia Board of Directors and attempts to justify defendants' improper conduct. The Black Horse Letter admits that the sole purpose of the bankruptcy filing is to avoid a stockholder vote on the Bankruptcy Sale:

                  To act on the Bidding Group's offer would require either a stockholder vote in accordance with the securities laws or, in the alternative, liquidation via a court-supervised process. The Company's [sic] has not timely filed periodic reports with the United States Securities and Exchange Commission and thus, pursuant to U.S. Securities laws, it cannot issue the proxy and disclosure statements required to organize a stockholder vote. Given the significant amount of work yet required to reach currency in reporting, this inability to organize a conventional stockholder vote will exist for an extended period. The Company's tardiness in filing periodic reports stems from addressing significant complexities in the Company's past activities and difficulties in reconciling present US Public

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         company reporting obligations with operations conduced solely in foreign emerging markets. These causes are not related in any respect to the proposed transaction; but, the effect of the reporting tardiness does significantly limit the means available for consummating that transaction.

         33. The Bankruptcy Sale is unfair to the common stockholders. Metromedia entered the LOI and agreed to the 60 day exclusivity period without seeking alternative transactions or bidders. The Company's directors agreed to the transaction without shopping the Company and without the advice of an outside financial advisor. The Company entered into the LOI and the Preferred Lock-Up based on financial and other information not publicly disclosed to the Company's common stockholders or the market in general. No attempt was made to demonstrate the requisite duty of care. The Company has not produced audited financial statements for over two years. Although it disclosed "preliminary unaudited financial results" for its principal business for the year ended December 31, 2005 in a second Form 8-K also filed on October 2, 2006, such disclosure occurred after the Company had entered into the LOI, the Preferred Lock-Up and the incentive bonus agreements with insiders. In other words, the defendants signed the LOI and agreed to a 60 day exclusivity period which precludes it from shopping the Company or considering strategic alternatives before it made its preliminary financial results public.

         34. The Bankruptcy Sale is designed to further the interests of the holders of the Preferred Stock and the Company's officers and directors over the interests of the common stockholders. The market premium to be paid to the holders of the Preferred Stock directly decreases the amount available for the common from the proceeds of the asset sale. Likewise, the incentive bonus payments to defendants Hauf, Pyle, Elledge and Alexeeva and to the non-management directors directly decrease the amount available to the common from the sale proceeds. While under the Term Sheet for the bankruptcy plan and Incentive Bonus Agreements

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no bonuses are payable until the Preferred gets $68 per share, the bonuses can be paid even if the common stockholders receive nothing. Indeed, the bonus payments are to be made as soon as possible after the Preferred holders receive at least $68 per share, regardless of whether the common holders have received a penny. The Term Sheet for the bankruptcy plan also provides for releases of all current and former directors and officers (i.e., those responsible for the failure to file financials for the last two years) and all holders of Preferred Stock and for the purchase of a 6 year tail insurance policy for claims against current and former officers and directors,

         35. The Bankruptcy Sale is not entirely fair to the common stockholders. The directors who approved it are conflicted. The two directors who are designees of the holders of Preferred Stock (defendants Gale and Henderson) have a conflict with respect to the allocation of the asset sale proceeds among the holders of the Preferred Stock on one hand and the holders of common stock on the other. Defendants Hauf, Chalsty, Greene, White, Johnson, Gale and Henderson are conflicted and have a direct personal interest because of the substantial and material bonuses they will receive on payment of at least $68 per share to the Preferred, The directors did not seek alternative transactions nor did they engage any financial advisors before negotiating and signing the LOI and the Preferred Lock-Up. Although the Company negotiated the allocation of the asset sale proceeds with representatives of the Preferred Stock, it did not negotiate with holders of the common, and the common had no independent representation. The defendants structured the transaction to avoid a stockholder vote under 8 Del. C. Section 271. The price to be paid to the common is unfair. It is below the price at which the Company's common has recently traded,

         36. No demand under Chancery Court Rule 23.1 is required. The Complaint states individual claims as to which Rule 23.1 does not apply. To the extent any of the claims are

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deemed derivative, demand on the Metromedia board is excused. Mr. Hauf is conflicted because he is an inside director and in line to receive a transaction bonus of more than $15 million. Defendants Gale and Henderson are conflicted because they are aligned with holders of Metromedia Preferred Stock who stand to benefit from the unfair allocation of proceeds from the transaction. Defendants Chalsty, Greene, White, Johnson, Gale and Henderson are also conflicted because they have entered into incentive bonus agreements in the transaction that are conditioned upon entry into a definitive transaction agreement while they are still on the board. Each of the board members is interested in the transaction because they have already provided for release of claims against themselves in the planned bankruptcy reorganization. Therefore, a majority of the Metromedia board is not disinterested and independent. Moreover, the transactions are structured for the primary purpose of impeding and interfering with the stockholder franchise. Accordingly, the business judgment rule does not apply, and no demand is required.

                                    COUNT I
                            BREACH OF FIDUCIARY DUTY
                            ------------------------

         37. Plaintiffs repeat and reallege the allegations above as if fully set forth herein.

         38. As directors and/or officers of a Delaware corporation, each of the defendants owes duties of loyalty, care and good faith to the corporation and its stockholders.

         39. The Bankruptcy Sale, the bonuses to the Company's directors and officers, and the preferential treatment of the Preferred Stock are designed for the primary purpose of disenfranchising the common stockholders with respect to both the election of directors at the Annual Meeting and the Bankruptcy Sale of assets, which will not be subjected to a vote pursuant to DGCL Section 271.

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         40. The Bankruptcy Sale, the bonuses to the Company's directors and officers, and the preferential treatment of the Preferred Stock constitute a breach of the defendants' duties of loyalty, care and good faith and they are not entirely fair to the common stockholders. In considering whether to enter into the LOI, the defendants were required to consider the interests of the common stockholders, who own a majority of the Company's equity.

         41. In allocating the consideration to be received from the Bankruptcy Sale, defendants have breached their fiduciary duties to plaintiffs and the other holders of Metromedia common stock. Defendants have a fiduciary duty to treat the common stockholders fairly in the allocation of proceeds from the Bankruptcy Sale. Instead of treating plaintiffs and the common stockholders fairly, defendants have done the exact opposite by entering into the Preferred Lock-Up, guaranteeing a minimum payment to the Preferred Stock, then siphoning off defendants' bonus payments from the remainder, leaving little consideration to the common stock. In addition to their bonuses, defendants and the preferred holders negotiated releases for themselves to be approved in the bankruptcy. In essence, they want the bankruptcy court to bless the looting of the Company.

         42. In the Black Horse Letter, defendants admitted "longstanding disagreement among holders of the Company's two classes of stock concerning the claim each might have on enterprise value generated through resolution of the Company's earlier financial difficulties," Rather than providing for a fair allocation of any transaction proceeds to the common stockholders, defendants simply sold out the common stockholders to benefit the preferred and themselves.

         43. In breach of their fiduciary duties of care, loyalty and good faith, defendants entered into the LOI and intend to enter into Bankruptcy Sale for the primary purpose of

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impeding and interfering with the stockholder franchise. The defendants have structured the Bankruptcy Sale to avoid a stockholder vote pursuant to 8
Del. C. Section 271. While defendants contend in the Black Horse
Letter that the Company's inability to file financial results and therefore solicit proxies "was forced largely by pre-existing circumstances unrelated to the proposed transaction itself," defendants have ignored that it was current management, not the common stockholders, who failed to fulfill their duty to file financial reports. For this, the common stockholders are being deprived of
(a) an effective or meaningful vote for directors, (b) an effective vote on the Bankruptcy Sale, (c) an effective negotiating position to protect their interests, and (d) fair consideration for their shares. Instead, management and the board are rewarding themselves with bonuses which will come directly from any consideration to the common stockholders.

         44. Plaintiffs have no adequate remedy at law.

                         COUNT II VIOLATION OF DGCL Section 271

         45. Plaintiffs repeat and reallege the allegations above as if fully set forth herein,

         46. As directors of a Delaware corporation, the individual defendants owe the Company and its stockholders the highest duties of loyalty, care and good faith. Those duties include adherence to the requirements of the Delaware General Corporation Law.

         47. The asset sale constitutes a sale of substantially all of Metromedia's assets. 8 Del. C. Section 271 requires that a sale of all or substantially all assets of the Company be approved by a majority of the voting power of the Company's outstanding stock. Defendants plan to dispose of substantially all of Metromedia's assets without a stockholder vote by utilizing the bankruptcy restructuring, which will not require approval by a majority of the outstanding voting power.

         48.      Plaintiffs have no adequate remedy at law.

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         WHEREFORE, plaintiffs seek entry of an Order:

         A. Enjoining Metromedia, its officers, directors, agents and anyone acting on their behalf from entering into any agreement contemplating the sale of all or substantially all assets prior to the time that all directors elected at the December 15, 2006 Annual Meeting of stockholders Metromedia are qualified and seated;

         B. Enjoining Metromedia, its officers, directors, agents and anyone acting on their behalf from filing any petition for bankruptcy prior to the time that all directors elected at the December 15, 2006 Annual Meeting of stockholders Metromedia are qualified and seated;

         C. Enjoining Metromedia, its officers, directors, agents and anyone acting on their behalf from attempting to effect a sale of all or substantially all of Metromedia's assets unless and until such asset sale complies with 8 Del,
C. Section 271 (a);

         D. Rescinding the LOI, the Incentive Bonuses and the Preferred Lock-Up;

         E. Awarding attorneys' fees, expenses and costs to plaintiff and plaintiffs' counsel;

         F. Granting such other and further relief as the Court deems just and proper.

                                    PRICKETT, JONES & ELLIOTT, P.A.

                                    By: /s/ Paul A. Fioravanti, Jr.
                                       --------------------------------
                                       Elizabeth M. McGeever (DE Bar No. 2057)
                                       Paul A. Fioravanti, Jr. (DE Bar No. 3808)
                                       1310 King Street
                                       Wilmington, Delaware 19801
                                       (302) 888-6500
OF COUNSEL:                            Attorneys for Plaintiff

KLEINBERG, KAPLAN, WOLFF & COHEN, P.C.
Marc R. Rosen
551 Fifth Avenue
New York, New York 10176
(212) 986-6000

Dated: October 19, 2006